Exhibit 16


              EXPLANATION OF YIELD AND EFFECTIVE YIELD CALCULATION

The following is an example of the yield calculation for the Phoenix Multi-Sector Fixed Income Fund, Inc. based on a 30 day period ending October 31, 1994.

The yield is computed by dividing the net investment income per share earned during the accounting period by the maximum price per share on the last day of the period, according to the following formula:



                                        a-b
                               Yield=2[(---+1)(6)-1]
                                        cxd


Where    a = dividends and interest earned during the period by the Fund

         b = expenses accrued for the period (net of any reimbursements)

         c = the average daily number of shares outstanding during the period that were entitled to receive dividends, and

         d = the maximum offering price per share on the last day of the period


The yield of the Phoenix Multi-Sector Fixed Income Fund, Inc. is computed as follows:

Class A Shares

                              1,313,784-151,992
                     Yield=2[(-----------------)+1)6-1]=7.74
                              14,595,828x12.54



Class B Shares


                              1,189,591-235,616
                     Yield=2[(-----------------+1)6-1]=7.37%
                              13,216,070x11.93




C:multisec.exp